Exhibit 4.5

BB&T CORPORATION

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 23, 2003

To INDENTURE REGARDING SUBORDINATED SECURITIES

Dated as of May 24, 1996

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of December 23, 2003 (the “First Supplemental Indenture”), is made and entered into by and between BB&T Corporation, a North Carolina corporation formerly known as Southern National Corporation (“BB&T”), and U.S. Bank National Association, a national banking association, successor to the corporate trust business of State Street Bank and Trust Company, as trustee (the “Trustee”) under the Indenture Regarding Subordinated Securities, dated as of May 24, 1996 (the “Indenture”).

Recitals

WHEREAS, BB&T and the Trustee are parties to the Indenture which provides, pursuant to Section 2.01 and subject to compliance with other terms of the Indenture, for the issuance of an unlimited amount of Securities;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that BB&T and the Trustee may amend the Indenture without the consent of the holders of any Securities to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture that shall not adversely affect the interests of the holders of Outstanding Securities of any series or any related coupons;

WHEREAS, BB&T desires to amend the Indenture to remove Section 4.06 and Section 4.07 of the Indenture with respect to all series of Securities issued on or after the date hereof;

WHEREAS, the Executive Committee of the Board of Directors of BB&T (the “Executive Committee”) is duly authorized to act for the Board of Directors with respect to this First Supplemental Indenture; and

WHEREAS, the Executive Committee has, by action duly taken, determined that the actions and other matters set forth in this First Supplemental Indenture do not adversely affect the interests of the holders of Outstanding Securities, approved the actions and other matters set forth in this First Supplemental Indenture, and authorized the execution and delivery of this First Supplemental Indenture; and

WHEREAS, BB&T and the Trustee are executing and delivering this First Supplemental Indenture in order to provide therefor.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is mutually agreed, for the benefit of each other and for the equal and ratable benefit of all holders of Securities:

Ratification

This First Supplemental Indenture constitutes an integral part of, is supplemental to, and is entered into in accordance with Section 9.01 of the Indenture and, except as modified, amended and supplemented by this First Supplemental Indenture, the provisions of the Indenture are ratified and confirmed in all respects and shall remain in full force and effect. The Indenture, as amended by this First Supplemental Indenture, is in all respects acknowledged, ratified and confirmed. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of the Indenture, and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Amendments to Indenture

The Indenture is hereby amended by deleting in their entirety from the Indenture Section 4.06 and Section 4.07 thereof with respect to all series of Securities issued on or after the date of this First Supplemental Indenture. This First Supplemental Indenture shall in no way amend or otherwise alter or affect the terms and provisions of any series of Securities issued prior to the date of this First Supplemental Indenture.

General

1. Definitions. All capitalized terms used in this First Supplemental Indenture that are defined in the Indenture have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this First Supplemental Indenture or the context clearly requires otherwise.

2. Trustee Makes No Representations. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of BB&T and not of the Trustee.

3. Effectiveness. This First Supplemental Indenture is effective as of December 23, 2003.

4. Provisions Binding on Successors. All the covenants, stipulations, promises and agreements contained in this First Supplemental Indenture by BB&T shall bind its successors and assigns whether so expressed or not.

5. GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE AND EACH SECURITY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Trust Indenture Act to Control. If and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision hereof or with the Indenture which is required to be included in this First Supplemental Indenture or in the Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

7. Effect of Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions of this First Supplemental Indenture.

8. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

BB&T CORPORATION

By:	/s/ Scott E. Reed
Name:	Scott E. Reed
Title:	Senior Executive Vice President and
Chief Financial Officer

Attest:

By:	/s/ David L. Craven
Name:	David L. Craven
Title:	Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Patrick Thebado
Name:	Patrick Thebado
Title:	Vice President

Attest:

By:	/s/ Alison D.B. Nadeau
Name:	Alison D.B. Nadeau
Title:	Vice President

STATE OF	North Carolina	)
) ss.:
COUNTY OF	Forsyth	)

On the 19th day of December, 2003, before me personally came Scott E. Reed, to me known, who, being by me duly sworn did depose and say that he resides at 3861 Guinevere Lane, Winston-Salem, NC 27104; that he is the Chief Financial Officer of BB&T Corporation, one of the corporations described in and which executed the above instrument; that he knows the corporate seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by the authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

Vivian A. Thompson

Notary Public

[NOTARIAL SEAL]

STATE OF	Massachusetts	)
) ss.:
COUNTY OF	Suffolk	)

On the 19th day of December, 2003, before me personally came Patrick E. Thebado, to me known, who, being by me duly sworn did depose and say that he resides at Boston, MA; that he is a Vice President of U.S. Bank National Association, a national banking association, one of the corporations described in and which executed the above instrument; that he knows the corporate seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by the authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

Robert M. Mastracci

Notary Public

[NOTARIAL SEAL]